Exhibit 23.4

JINCHENG TONGDA & NEAL

10th Floor, China World Tower A, No. 1 Jianguo Menwai Avenue,

Chaoyang District, Beijing, 100004, PRC
Tel: (8610) 5706 8585; Fax: (8610) 8515 0267

April 25, 2024

ATA Creativity Global

c/o Rm. 507, Bldg. 3, BinhuZhuoyueCheng,

WenhuaKechuangYuan, Huayuan Blvd. 365,

Baohe, Hefei, Anhui 230051, China

Ladies and Gentlemen:

We have acted as legal advisors as to the laws of the People’s Republic of China to ATA Creativity Global (the “Company”), in connection with the offering of any combination, together or separately, of the Company’s common shares with a par value of US$0.01 per share, in the form of American Depositary Shares, warrants, or any combination thereof in accordance with the Company’s replacement registration statement on Form F-3, including the base prospectus, and all amendments or supplements thereto, and documents incorporated by reference therein (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission on the date hereof.

We hereby consent to the use of our name under the sections captioned “Prospectus Summary,” “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement.

Yours sincerely,

/s/ Peng Jun
Peng Jun
Partner
Jincheng Tongda & Neal